Registration No. 33-24872


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933


                            WESTPORT BANCORP, INC.
            (Exact Name of Registrant as Specified in its Charter)

                                   Delaware
        (State or Other Jurisdiction of Incorporation or Organization)

                                  06-1094350
                     (I.R.S. Employer Identification No.)


                87 Post Road East, Westport, Connecticut 06880
                                (203) 222-6911
              (Address, Including Zip Code, and Telephone Number,
                Including Area Code, of Registrant's Principal
                              Executive Offices)


                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


                               Michael H. Flynn
                     President and Chief Executive Officer
                            Westport Bancorp, Inc.
                               87 Post Road East
                         Westport, Connecticut, 06880



           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

Approximate date of commencement of proposed offering: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ X ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [__]

P R O S P E C T U S



                            WESTPORT BANCORP, INC.

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN




The Dividend Reinvestment and Stock Purchase Plan described herein (the "Plan") offers our shareholders the opportunity to purchase additional shares of Common Stock, $.01 par value ("Common Stock"), of Westport Bancorp, Inc. ("Bancorp"), without payment of brokerage commissions, fees or service charges.

Under the Plan, shareholders have the option of investing additional cash payments toward the purchase of Common Stock. Shares of Common Stock purchased from Bancorp with automatically reinvested dividends and/or optional cash payments will be purchased at a 5% discount from market value (see "Description of Dividend Reinvestment and Stock Purchase Plan - Purchases"). Shares of Common Stock which are purchased in the open market or in negotiated transactions will not be purchased at a discount. Dividends will be reinvested on a quarterly basis, as paid. Optional cash payments may be made quarterly but may not be less than $25 per payment nor total more than $3,000 per calendar quarter. Shares will be purchased with optional cash payments on a quarterly basis. On July 31, 1995, the closing sales price of the Common Stock was $5.25 per share as reported by the NASDAQ Stock Market.

This Prospectus relates to 200,000 authorized and unissued shares of Bancorp's Common Stock registered for sale under the Plan. It is recommended that this Prospectus be retained for future reference.





THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is August 9, 1995.

                            AVAILABLE INFORMATION

Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its regional offices, the current addresses of which are Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by Bancorp with the Commission are incorporated into this Prospectus by reference:

   1. Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

   2. Bancorp's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

   3. The description of the Common Stock contained in Bancorp's registration statement on Form 8-A filed under the 1934 Act.

All documents subsequently filed by Bancorp with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

Bancorp will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated by reference herein, other than exhibits to such documents. Written requests should be addressed to: Westport Bancorp, Inc., 87 Post Road East, Westport, Connecticut 06880, Attention: Secretary. Telephone requests may be directed to (203) 222-6911.

                           WESTPORT BANCORP, INC.

   Westport Bancorp, Inc. ("Bancorp" or the "Company"), a Delaware corporation, is the issuer of the Common Stock. The executive office of the Company is located at 87 Post Road East, Westport, Connecticut 06880 and its telephone number is (203) 222-6911.

                                DESCRIPTION OF
               THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

   The following in question and answer form are the provisions of the Plan.

PURPOSE

1. What is the purpose of the Plan?

   The purpose of the Plan is to provide holders of record of Common Stock with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of Common Stock at a 5% discount from market value, if shares are purchased directly from Bancorp, in any case without payment of any brokerage commission, service charge or other expense.


ADVANTAGES

2. What are the advantages of the Plan?

   Participants in the Plan may:

   o Reinvest dividends in shares of Common Stock without any charges for brokerage commissions or fees.

   o Invest additional cash, up to specified limits, in Common Stock without any charges for brokerage commission or fees.

   o Invest dividends and/or additional cash for certain purchases of Common Stock at a 5% discount from the market price of Common Stock (see Question 11).

   o Enjoy full investment of funds because fractions of shares, as well as whole shares, will be credited to the participant's account.

   The Plan permits full investment by participants of dividends on their Common Stock and optional cash payments since participants are not required to pay any commission or service charge in connection with purchases of Common Stock under the Plan, and the Plan permits fractions of shares, as well as full shares, to be credited to participant's accounts. Additionally, dividends with respect to such fractional shares, as well as full shares, are credited to participants' accounts and reinvested in additional shares or fractions of shares. Regular statements of each participant's account provide participants with a record of each transaction.

ADMINISTRATION

3. Who administers the Plan for participants?

   Fleet National Bank, or such other bank or trust company as Bancorp may from time to time designate as agent for the participating shareholder (the "Plan Administrator"), will administer the Plan for participants, keeping records, sending statements of account to participants and performing other duties relating to the Plan. Shares of Common Stock purchased under the Plan are registered in the name of the Plan Administrator or one of its nominees as agent for participants in the Plan.

   In the event Bancorp advises the Plan Administrator, prior to a dividend payment date, that it does not wish to sell shares of Common Stock to the Plan, the Plan Administrator will act as agent to make purchases on the open market or in negotiated transactions on terms as to price, delivery and otherwise as it shall determine.

PARTICIPATION

4. Who is eligible to participate?

   All holders of record of Common Stock are eligible to participate in the Plan. Beneficial owners of such stock whose shares are held for them in registered names other than their own, such as in the name of brokers, bank nominees or trustees, should, if they wish such shares to participate in the Plan, either arrange for the holder of record to join the Plan or have the shares transferred into a separate account which may participate.

5. How does an eligible shareholder participate?

   An eligible shareholder may join the Plan by signing the Authorization Card and returning it to the Plan Administrator. An Authorization Card is enclosed with this Prospectus and additional forms may be obtained at any time by written request to the Plan Administrator, Fleet National Bank, Shareholder Services, RI/OP/0317, P.O. Box 366, Providence, Rhode Island 02901-9972.

6. When may an eligible shareholder join the Plan and when will participation commence?

   An eligible shareholder may join the Plan at any time.

   Reinvestment of dividends commences, for any shareholder electing such option, with the first dividend paid on his shares of Common Stock after such shareholder joins the Plan, provided that his Authorization Card is received by the Plan Administrator at least five business days before the record date for such dividend. If a participant also elects to invest optional cash payments, his initial payment will be invested as promptly as practicable on or after the first dividend payment date for the Common Stock, provided the participant's payment and his Authorization Card are received at least one day prior to such dividend payment date and the payment is received within the time periods specified in Question 12.

7. What does the Authorization Card provide?

   The Authorization Card directs Bancorp to pay to the Plan Administrator for the account of the participating shareholder of record all dividends on the shares registered in such shareholder's name as well as on the shares credited to his account under the Plan. It also appoints the Plan Administrator as agent for the shareholder and directs such agent to apply such dividends, and any optional cash investments the shareholder may make, to the purchase of shares of Common Stock in accordance with the terms and conditions of the Plan.

COSTS

8. Are there any expenses to participants in connection with purchases under the Plan?

   No. Participants will incur no brokerage commissions or service charges for Purchases made under the Plan. All costs of administration of the Plan will be paid by Bancorp.

PURCHASES

9. When and how are purchases made?

   When shares of Common Stock are purchased from Bancorp, purchases for the account of holders of record of Common Stock are made on the dividend payment dates for the Common Stock. Shares purchased in the over-the-counter market or in negotiated transactions are made as promptly as practicable on or after the applicable dividend payment date. (See Question 11.)

10.     How many shares of Common Stock will be purchased for participants?

   The number of shares to be purchased for a participant's account depends on the amount of the dividend and optional cash payments made by him, if any, and the price at which the Common Stock is purchased. (See Question 11.)
Each participant's account under the Plan will be credited with the number of shares, including fractions computed to at least three decimal places, equal to the total amount invested by such participant, divided by the purchase price per share.

11.     At what price will shares of Common Stock be purchased under the Plan?

   In the case of stock purchased from Bancorp, the price at which shares of Common Stock will be purchased will be 95% of the average of the high and low sales prices of the Common Stock, as reported by the NASDAQ Stock Market, for the immediately preceding five days in which trades of the Common Stock took place prior to the dividend payment date.

   If Bancorp does not elect to sell shares of Common Stock to the Plan on a dividend payment date, the Plan Administrator shall purchase shares of Common Stock, as promptly as practicable on or after the applicable dividend payment date, in the over-the-counter market or in negotiated transactions, on such terms as the Plan Administrator may determine. In such event the purchase price is deemed to be the average price of all shares purchased by it for participants in the Plan with the proceeds of the cash dividend and/or optional cash payments being invested as of the particular dividend payment date, and the 5% discount provision in the preceding paragraph will not apply.

OPTIONAL CASH PAYMENTS

12.     How do optional cash payments work?

   If a participant chooses to make optional cash payments in addition to reinvesting his dividends, he must forward his check or money order payable to the Plan Administrator so that it is received by the Plan Administrator during one of the following periods:

   January 1 - January 31;       July 1 - July 31;
   April 1 - April 30;           October 1 - October 31.

Any payments received at any other time will be returned to the participant. Each payment should be accompanied by an account identification stub provided by the Plan Administrator. Bancorp applies any optional cash payment received by the Plan Administrator from the participant to the purchase of shares of Common Stock for the participant's account. Dividends payable on shares of Common Stock credited to the account of a participant under the Plan are reinvested automatically in shares of Common Stock. No interest will be paid on optional cash payments.

13.     What are the limits on optional cash payments?

   The option to make cash payments is available at any time within the time limits described above. The same amount of money need not be sent each quarter, and there is no obligation to make any optional cash payment in any quarter. Optional cash payments by a participant must be at least $25, but cannot exceed a total of $3,000 per calendar quarter.

14.     When are optional cash payments invested?

   Optional cash payments received by the Plan Administrator during any of the periods specified in Question 12 are invested on, or as promptly as practicable after, the dividend payment date immediately following receipt.

REPORTS TO PARTICIPANTS

15.     What kind of reports are sent to participants in the Plan?

   Each participant in the Plan receives a statement of account as promptly as practicable after each purchase for the participant's account. These statements are a participant's continuing record of the dates and cost of purchases and should be retained for income tax purposes. In addition, each participant receives all communications sent to shareholders.

DIVIDENDS

16. Will participants be credited with dividends on shares held in their account under the Plan?

   Yes. Bancorp pays dividends, as declared, to the record holders of shares of its stock. As the record holder and as agent for the participants, the Plan Administrator receives dividends for all shares of Common Stock held in the Plan. It credits such dividends when paid to participants on the basis of full and fractional shares held in their accounts and reinvests such dividends in Common Stock.

CERTIFICATES FOR SHARES

17. Will stock certificates be issued for shares of Common Stock purchased under the Plan?

   Normally, certificates for Common Stock purchased under the Plan are not issued to participants. The number of shares credited to an account under the Plan is shown on the participant's statement of account. However, except as indicated below, a participant may receive certificates for full shares accumulated in his account under the Plan at any time by sending a written request to the Plan Administrator. Whether or not certificates are issued to the participant, future dividends on these shares are treated in accordance with the participant's instruction as indicated on the Authorization Card.
If certificates for less than all of the shares in a participant's account are issued, any remaining full shares and fractional shares will continue to be reflected in the participant's account. The participant remains enrolled in the Plan unless the participant terminates his participation. However, any participant whose account in the Plan is reduced to zero as a result of the withdrawal or sale of shares and who is not reinvesting dividends from any shares owned by him of record is deemed to have withdrawn from the Plan.

   Requests for issuance of certificates for shares of Common Stock which are received by the Plan Administrator during the period commencing five business days prior to a record date and ending on the ensuing dividend payment date are not effective until dividends for such record date have been invested and the shares have been allocated to the account of the respective participant.

   A participant's rights under the Plan and shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in his name.

   Certificates for fractional shares are not issued under any circumstances.

18. In whose name are accounts maintained and certificates registered when issued?

   Accounts in the Plan are maintained in the names in which the certificates of participants were registered at the time they entered the Plan. Consequently, certificates for whole shares are similarly registered when issued.

                           WITHDRAWAL FROM THE PLAN

19.     When and how may a Participant withdraw from the Plan?

   A participant may withdraw from the Plan by giving written notice to the Plan Administrator that he wishes to withdraw. When a participant withdraws from the Plan (or upon termination of the Plan by Bancorp) certificates for whole shares in his account under the Plan are issued and a cash payment is made for any fraction of a share in such account.

   If the request to withdraw is received by the Plan Administrator at least five business days prior to the record date for a dividend, the withdrawal is duly processed and such dividend is not reinvested on the next dividend payment date. Any notice of termination received during the period beginning five business days prior to a dividend record date and ending on the ensuing dividend payment date is not effective until dividends for such record date have been invested and the shares have been allocated to the account of the respective participant.

20. May a participant terminate the reinvestment of dividends on shares held in his name and still remain in the Plan?

   Yes. A participant who terminates the reinvestment of dividends paid on shares registered in his name may leave in the Plan the shares previously purchased for his account in the Plan. Dividends paid on the shares left in the Plan continue to be reinvested automatically for his account.

                               OTHER INFORMATION

21. What happens when a participant sells or transfers all of the shares registered in his name?

   If a participant disposes of all the shares of Common Stock registered in his name, the Plan Administrator, until it is otherwise notified, continues to reinvest the dividends on the shares of Common Stock in the participant's account in the Plan.

22. If Bancorp issues rights to purchase securities to the holders of Common Stock, how will the rights on Plan shares be handled?

   In the event that Bancorp makes available to the holders of its Common Stock rights to purchase additional shares of Common Stock or any other securities, the Plan Administrator will, where permissible, sell such rights accruing to shares of Common Stock held by the Plan Administrator for participants and invest the proceeds in additional shares of Common Stock on the next dividend payment date for the Common Stock. A participant who wishes to receive directly any such rights may do so by sending to the Plan Administrator, at least two weeks prior to the rights offering date, a written request that certificates for shares in his account be sent to him.

23. What happens if Bancorp issues a stock dividend or declares a stock split?

   Any shares representing stock dividends or stock splits distributed by Bancorp on shares of Common Stock credited to the account of a participant under the Plan will be added to the participant's account. Shares representing stock dividends or split shares distributed on shares regis-tered in the name of the participant will be mailed directly to such participant in the same manner as to shareholders who are not participating in the Plan.

24. How are a participant's shares held under the Plan to be voted at meetings of shareholders?

   Full shares of Common Stock credited to the account of a participant under the Plan are voted in accordance with instructions of the participant given on an instruction form or proxy furnished to the participant, or, if the participant desires to vote in person at the meeting, a proxy to vote the number of full shares credited to his account under the Plan may be obtained upon written request received by the Plan Administrator at least 15 days before the meeting.

25. What are the federal income tax consequences of participation in the Plan?

        The following discussion of federal income tax consequences of participation in the Plan is provided for purposes of general information only. It is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and judicial decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time.

        EACH PARTICIPANT SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE SPECIFIC FEDERAL AND STATE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

        The Plan provides for a 5% discount for purchases from Bancorp of stock from reinvested dividends and optional cash payments made by participants. When a shareholder acquires Common Stock at a 5% discount using reinvested dividends, the shareholder will be treated for tax purposes as having received the entire fair market value of the purchased shares as a distribution, not just the amount of the reinvested dividend that the shareholder would otherwise have received in cash. In effect, the 5% additional stock value received by the shareholder is treated as though it were a taxable stock dividend that is paid in addition to the reinvested cash dividend. The basis of the Common Stock acquired by a participating shareholder through the dividend reinvestment feature of the Plan will be equal to the fair market value of the stock on the date of distribution.

        In the case of Common Stock purchased at a discount by shareholders with optional cash payments, the amount of the distribution to participating shareholders will be the difference between the fair market value on the investment date of the shares purchased with the optional payment and the amount of the optional payment. The basis of the Common Stock acquired by a participating shareholder through the optional payment feature of the Plan is equal to its fair market value on the investment date.

        To the extent distributions by Bancorp to its shareholders are treated as made from Bancorp's earnings and profits, the distributions will be dividends taxable as ordinary income. Bancorp will only pay dividends from earnings and profits such that participating shareholders can expect that the full amount of any distribution under the Plan will be taxable as a dividend.

        Subject to any restrictions made applicable by Section 246 of the Code, the entire amount of any dividend realized by a corporate participant will be eligible for the 70% dividends-received deduction available to corporations under Section 243 of the Code.

        In the case of any shareholders, including foreign shareholders whose taxable income under the Plan is subject to federal income tax withholding, the Plan Administrator will make reinvestment, and in the case of open market purchases, Bancorp will be responsible for payment of any service charges or commissions, net of the amount of tax required to be withheld. Regular statements of account confirming purchases made for such participants will indicate the amount of tax withheld.

        A participant's holding period for shares acquired pursuant to the Plan will begin on the day following the dividend payment date, in the case of shares purchased from Bancorp, and on the day after shares are allocated to participants' accounts, in the case of other purchases.

        A participating shareholder will recognize gain or loss pursuant to
Section 1001 of the Code when Common Stock is sold or exchanged by or on
behalf of the participating shareholder.   The amount of gain or loss will be
equal to the difference between the amount that the participating shareholder receives for the shares of Common Stock sold or exchanged and the basis of those shares.

26.     What is the responsibility of Bancorp and the Plan Administrator?

   Bancorp and the Plan Administrator in administering the Plan are not liable for any act done in good faith or for their good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death. Bancorp and the Plan Administrator are not liable with respect to the prices at which shares are purchased for the participant's account and the time when such purchases are made, or with respect to any loss or fluctuation in the market value after purchase of shares.

27.     May the Plan be changed or discontinued?

   The Plan may be amended, suspended, modified or terminated by Bancorp at any time without the approval of the participants. Notice of any such suspension or termination or material amendment or modification will be sent to all participants who shall in all events have the right to withdraw from the Plan.

28.     Who bears the risk of market price fluctuations in the Common Stock?

   A participant's investment in shares acquired under the Plan is no different from investment in directly-held shares in this regard. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held by him in the Plan or otherwise.

                                USE OF PROCEEDS

   Bancorp does not know precisely the number of shares of its Common Stock that it will ultimately sell under the Plan or the prices at which those shares will be sold. Bancorp intends to use proceeds from the sale of its Common Stock pursuant to the Plan for general corporate purposes, including investments in, or extensions of credit to, its subsidiary, The Westport Bank & Trust Company.

                                 LEGAL OPINION

   The validity of the authorization and issuance of Common Stock offered hereby has been passed upon for Bancorp by Cummings & Lockwood, Ten Stamford Forum, Stamford, Connecticut 06904.

                                    EXPERTS

   The financial statements and financial statement schedules of Bancorp incorporated by reference in this Prospectus have been examined by Arthur Andersen LLP, independent public accountants, for the periods indicated in their report thereon which is included in the Annual Report on Form 10-K for the three years ended December 31, 1994. The financial statements examined by Arthur Andersen LLP have been incorporated herein by reference in reliance upon the reports given on their authority as experts in accounting and auditing.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

   Bancorp's directors, officers, employees and agents have certain rights of indemnification provided under Article FIFTH of Bancorp's Certificate of Incorporation, Section 145 of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") and Article VIII of Bancorp's By-laws.

   Section 145 of the Delaware Corporation Law provides that a director, officer, employee or agent of a Delaware corporation who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a) must be indemnified by the corporation for all expenses of such litigation which are actually and reasonably incurred when he is successful on the merits or otherwise in defense of an action; (b) may be indemnified by the corporation for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation (other than a suit by or in the right or the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in the case of a criminal proceeding, had no reason to believe his conduct was unlawful); and (c) may be indemnified by the corporation for expenses of a suit by which are actually and reasonably incurred by or in the right of the corporation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided, that no such indemnification may be made if such person is found liable to the corporation unless a court determines, in view of all the circumstances, that he is fairly and reasonably entitled to indemnification.

   Section 145 of the Delaware Corporation Law also empowers a corporation to advance litigation expenses to a director, officer, employee or agent upon receipt of an undertaking by such person to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification.

   The Delaware indemnification statute described above also provides that the indemnification and advancement of expenses provisions of such statute are not exclusive of any rights an individual may have under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. In addition, the corporation retains the power to purchase and maintain liability insurance covering such persons, whether or not the corporation would have the power to indemnify him against such liability.

   Article VIII of Bancorp's By-laws contain provisions which are substantially similar to Section 145 of the Delaware Corporation Law described above, but such provisions make mandatory the permissive indemnification and advancement of expenses provisions of the statute. Article FIFTH of Bancorp's Certificate of Incorporation grants the Corporation the power to indemnify its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling
Bancorp pursuant to the foregoing provisions, Bancorp has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                    [OUTSIDE BACK COVER PAGE OF PROSPECTUS]

                               TABLE OF CONTENTS

                                                                          Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . . . . . .   2

WESTPORT BANCORP, INC. . . . . . . . . . . . . . . . . . . . . . . . . . .   3

DESCRIPTION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE
   PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES . . . . . . . . . . . . . .  11



NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCORP, OR BY ANY PERSON DEEMED TO BE AN UNDERWRITER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES COVERED BY THIS PROSPECTUS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY JURISDICTION.


                                August 9, 1995

                                    PART II

                    Information Not Required in Prospectus


Item 16.     Exhibits

   The following exhibit is filed herewith:

   Exhibit No.         Description

   23             Consent of Independent Accountants

                                 SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westport, State of Connecticut, on August 3, 1995.


                            WESTPORT BANCORP, INC.



                            By Michael H. Flynn
                              Name:   Michael H. Flynn
                              Title:  President and
                                      Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature                   Title                    Date


Michael H. Flynn            President,               August 3, 1995
Michael H. Flynn            Chief Executive
                            Officer, Director
                            (Principal
                            Executive Officer)

William B. Laudano, Jr.     Senior Vice President,   August 3, 1995
William B. Laudano, Jr.     Chief Financial Officer,
                            Chief Accounting
                            Officer (Principal
                            Accounting Officer)

George H. Damman            Director            August 3, 1995
George H. Damman


William L. Gault            Director            August 3, 1995
William L. Gault


Kurt B. Hersher             Director            August 3, 1995
Kurt B. Hersher


William E. Mitchell         Director            August 3, 1995
William E. Mitchell


William D. Rueckert         Director            August 3, 1995
William D. Rueckert


                            Director, Chairman  August  , 1995
David A. Rosow              of the Board


Jay Sherwood                Director            August 3, 1995
Jay Sherwood

                                                                    Exhibit 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report included in Westport Bancorp, Inc.'s Form 10-K for the year ended December 31, 1994 and to all references to our Firm included in this registration statement.



                                 Arthur Andersen LLP


Stamford, Connecticut
August 4, 1995